Exhibit 10.10

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (“Agreement”) is made and entered into as the date of the last signature affixed hereto between Cvent, Inc., a corporation doing business in the Commonwealth of Virginia (the “Company”), and (“Executive”).

WHEREAS, certain persons and entities (the “Investors”) have agreed to purchase shares in the Company pursuant to the Cvent, Inc. Series A Stock Purchase Agreement (“Stock Purchase Agreement”) on a certain date (“the Closing Date”);

WHEREAS, such Investors desire to ensure that certain Key Employees (as identified in the in the Stock Purchase Agreement), remain employed for a certain period of time by imposing repurchase rights on such Key Employees;

WHEREAS, the execution and delivery of this Agreement by Executive is a material inducement for Investors to consummate the transactions contemplated under the Stock Purchase Agreement;

WHEREAS, the Executive, in order to attract and secure such investment, do hereby agree to the imposition of such repurchase rights;

NOW THEREFORE, the parties hereto do agree as follows:

1. Company Stock Repurchase Rights. Pursuant to Section 5.16 of the Stock Purchase Agreement, the undersigned Executive agrees that in the event of (i) a Resignation by Executive Without Good Reason or (ii) a Termination by the Company for Cause; that occurs in the period commencing on the Closing Date and ending on the twenty-four (24) month anniversary of the Closing Date, the Company may, upon vote of two-thirds (2/3) of the Board, repurchase up to              of the shares of Company stock then held by Executive at a price of $1.95 per share, and Executive hereby agrees to sell such shares to the Company at a price of $1.95 per share and to take all such actions necessary to effectuate the Company’s right of repurchase in accordance with the terms of this Agreement, including delivery of original stock certificate(s) representing the shares to be repurchased, together with an Assignment Separate from Certificate in a form reasonably satisfactory to the Company executed by Executive and by Executive’s spouse (if required for transfer).

With respect to any such departure that occurs in the period commencing on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date, any such purchase under this Agreement must be made by providing Executive with written notice of the Company’s intent to exercise its rights under this Agreement within twelve (12) months following the Executive’s last day of employment and by consummating such purchase within 30 days of such notice. If the Company does not provide such notice within the requisite time allotted, the Company’s repurchase rights under this Agreement will expire.

With respect to any such departure that occurs in the period commencing on the day following the 12 month anniversary of the Closing Date and ending on the 24 month anniversary of the Closing Date, any such purchase under this Agreement must be made by providing Executive with written notice of the Company’s intent to exercise its rights under this Agreement within five (5) months following the Executive’s last day of employment and by consummating such purchase within 30 days of such notice. If the Company does not provide such notice within the requisite time allotted, the Company’s repurchase rights under this Agreement will expire.

The purchase price for any shares repurchased pursuant to this Agreement shall be made by (A) a check in the amount of the purchase price for the Shares being purchased, or (B) by cancellation by the Company of indebtedness equal to the purchase price for the shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. Upon delivery of notice as set forth in this Section 1 and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of shares being repurchased by the Company, without further action by Executive.

2. Definitions.

a. Resignation by Executive Without Good Reason. For purposes of this Agreement, “Resignation by Executive Without Good Reason” shall mean voluntary resignation of employment by Executive for a reason other than a “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean: (i) the Executive has experienced a material diminution of the Executive’s authority, duties or responsibilities; (ii) the Executive has experienced a material reduction in the Executive’s cash compensation; (iii) the relocation without the Executive’s consent of the Executive’s principal work location more than 25 miles from the Company’s current principal office in Tysons Corner; (iv) the Executive is compelled to resign as a result of Executive’s disability (defined as a medical condition that prevents Executive from fulfilling Executive’s job duties for a period of 120 days in any 12 month period); (v) the Executive is compelled to resign to provide care for an immediate family member (spouse or child) who is suffering from a disabling medical condition; or (vi) the Executive is compelled to resign as a result of the death of an immediate family member (spouse or child); provided, however, that Executive may not resign for Good Reason hereunder unless with respect to each of (i), (ii) and (iii) above, the Executive has provided written notice to the Company within 30 calendar days after the event that the Executive believes gives rise to Executive’s right to resign under this section, describing in reasonable detail the facts that provide the basis for such belief, and the Company has failed within 30 days from the date of such notice to cure any such diminution, reduction, denial or relocation.

b. Termination by the Company for Cause. For purposes of this Agreement, “Termination by the Company for Cause” shall mean termination of the Executive as a result of: (a) material fraud, misappropriation, embezzlement or acts of similar dishonesty on the part of Executive; (b) illegal use of drugs in the workplace; (c) diversion or usurpation of material corporate opportunities properly belonging to the Company; (d) willful and persistent failure to meet the normal attendance requirements of the job and the Company has notified the employee and given 30 days from the date of such notice to cure (except where such absences are protected under the law).

3. GENERAL PROVISIONS

3.1 Notices. All notices and other communications required or permitted by this Agreement to be delivered by the Company or Executive to the other party shall be delivered in writing, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, respectively, to the headquarters of the Company, or to the address of record of the Executive on file at the Company.

3.2 Amendments. This Agreement may not be amended or modified except by a writing executed by all of the parties hereto.

3.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

3.4 Waiver of Rights. No waiver by the Company, Surviving Entity or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

3.5 Governing Law. This Agreement and the parties’ performance hereunder shall be governed by and interpreted under the laws of the Commonwealth of Virginia. Executive agrees to submit to the jurisdiction of the courts of the Commonwealth of Virginia, and that venue for any action arising out of this Agreement or the parties’ performance hereunder shall be in the Circuit Court for the County of Fairfax, Virginia.

[Signature Page Follows]

IN WITNESS WHEREOF, Cvent, Inc. and Executive have executed and delivered this Agreement as of the date written below.

EXECUTIVE			CVENT, INC.

By:
[INSERT NAME]	Date		Date